CHECKPOINT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter (13 weeks)	Quarter (13 weeks)	Quarter (13 weeks)	Quarter (14 weeks)	YTD (53 weeks)
(amounts in thousands, except per share data)	March 25, 2012	June 24, 2012	September 23, 2012	December 30, 2012	December 30, 2012
Net revenues	$144,194	$177,604	$168,813	$200,178	$690,789
Cost of revenues	91,173	107,080	100,153	121,541	419,947
Gross profit	53,021	70,524	68,660	78,637	270,842
Selling, general, and administrative expenses	65,603	65,220	56,881	61,385	249,089
Research and development	4,454	4,020	4,335	3,591	16,400
Restructuring expenses	1,718	21,266	4,112	1,326	28,422
Goodwill impairment	—	64,437	—	38,278	102,715
Litigation settlement	—	—	—	295	295
Acquisition costs	14	96	17	205	332
Other expense (income)	745	—	—	(4,652)	(3,907)
Other operating income	—	—	—	2,043	2,043
Operating (loss) income	(19,513)	(84,515)	3,315	(19,748)	(120,461)
Interest income	500	395	396	466	1,757
Interest expense	1,935	1,939	4,668	2,105	10,647
Other gain (loss), net	(150)	(146)	325	(1,760)	(1,731)
Loss from continuing operations before income taxes	(21,098)	(86,205)	(632)	(23,147)	(131,082)
Income taxes (benefit) expense	(10,196)	5,624	3,648	8,288	7,364
Net loss from continuing operations	(10,902)	(91,829)	(4,280)	(31,435)	(138,446)
Loss from discontinued operations, net of tax (benefit) expense of ($80), $77, $117, $133, and $247	(368)	(2,357)	(1,105)	(4,129)	(7,959)
Net loss	(11,270)	(94,186)	(5,385)	(35,564)	(146,405)
Less: loss attributable to non-controlling interests	(279)	(25)	(51)	(174)	(529)
Net loss attributable to Checkpoint Systems, Inc.	$(10,991)	$(94,161)	$(5,334)	$(35,390)	$(145,876)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.26)	$(2.24)	$(0.10)	$(0.76)	$(3.36)
Loss from discontinued operations, net of tax	(0.01)	(0.06)	(0.03)	(0.10)	(0.20)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.27)	$(2.30)	$(0.13)	$(0.86)	$(3.56)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$(0.26)	$(2.24)	$(0.10)	$(0.76)	$(3.36)
Loss from discontinued operations, net of tax	(0.01)	(0.06)	(0.03)	(0.10)	(0.20)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.27)	$(2.30)	$(0.13)	$(0.86)	$(3.56)

BUSINESS SEGMENTS (UNAUDITED)

	Quarter (13 weeks)	Quarter (13 weeks)	Quarter (13 weeks)	Quarter (14 weeks)	YTD (53 weeks)
(amounts in thousands)	March 25, 2012	June 24, 2012	September 23, 2012	December 30, 2012	December 30, 2012
Business segment net revenue:
Shrink Management Solutions	$88,003	$113,276	$114,509	$134,332	$450,120
Apparel Labeling Solutions	40,399	51,749	41,759	51,060	184,967
Retail Merchandising Solutions	15,792	12,579	12,545	14,786	55,702
Total	$144,194	$177,604	$168,813	$200,178	$690,789
Business segment gross profit:
Shrink Management Solutions	$39,361	$50,467	$52,672	$56,203	$198,703
Apparel Labeling Solutions	6,621	14,904	10,101	15,035	46,661
Retail Merchandising Solutions	7,039	5,153	5,887	7,399	25,478
Total gross profit	$53,021	$70,524	$68,660	$78,637	$270,842